Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) of The PNC Financial Services Group, Inc. pertaining to the National City Savings and Investment Plan, The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan, and The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan and to the incorporation by reference therein of our report dated February 13, 2008 (except Note 27, as to which the date is November 12, 2008) with respect to the consolidated financial statements of National City Corporation, and our report dated February 13, 2008 with respect to the effectiveness of internal control over financial reporting of National City Corporation, included in The PNC Financial Services Group, Inc.’s Current Report (Form 8-K) dated December 2, 2008, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference in this Registration Statement (Form S-8) of The PNC Financial Services Group, Inc. of our report dated June 25, 2008 with respect to the financial statements of the National City Savings and Investment Plan (the “401(k) Plan”), included in the 401(k) Plan’s Annual Report (Form 11-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

January 21, 2009